Exhibit 10(qq)

August 29, 2006

PERSONAL and CONFIDENTIAL

Mr. David G. DeCampli
205 Oak Street
Elmhurst, IL 60126

Dear Dave:

We are delighted with the prospect of your joining PPL Corporation. On behalf of PPL, I would like to present our formal offer to you to join us as Senior Vice President-T&D Engineering & Operations, reporting directly to John Sipics, President, PPL Electric Utilities. Naturally, as an elected officer, this position is subject to appropriate Board approval. If you accept our offer, we will proceed to seek such approval immediately.

We have provided a level of base salary and performance-oriented incentive programs that will make employment with PPL both challenging and financially attractive.

Our offer includes a first-year compensation program consisting of an annualized salary of $265,000 and incentive compensation, described below. In addition, we will provide a sign-on bonus with a value of $450,000, which will be paid $225,000 in cash following your employment date and $225,000 in the form of restricted stock units on which the restrictions will expire in three years. If you voluntarily leave PPL prior to completion of one full-year of service, you would be required to return the sign-on bonus to PPL. Your signature below authorizes PPL to deduct any amounts owed from your final paycheck. The attached compensation term sheet outlines our offer in detail.

As an elected officer, you will be eligible for various incentives. Currently, the annualized value of these incentives includes: (i) a target annual cash incentive of 40% of your annual salary; (ii) an annual incentive targeted at 52.5% of your annual salary in the form of restricted stock units for performance achievement based on three year financial and operational goals, and specific, annual, strategic goals, and (iii) annual stock options valued at 52.5% of your annual salary. The total annual incentive target consisting of these three components is 145% of your annual salary. Awards under these programs take place in the first quarter of the year for corporate performance during the prior year.

The incentive awards for 2006 take place in the first quarter of 2007. Assuming you begin employment in 2006, you would normally be eligible for a pro-rated 2007 annual cash incentive and a pro-rated restricted stock unit grant, both of which would be based on 2006 performance, and a full stock option award. As part of our offer, we will determine your 2007 annual cash incentive award assuming you worked all of 2006 for PPL. Assuming target performance, this would result in a payment of $106,000. This award would be eligible for the Exchange Program, discussed below.

We will also extend to you change in control protection as an officer of PPL. This protection is provided to key executives under a separate contract and, in your case, when approved, would provide two times annual salary and annual cash incentive up to the maximum available without incurring the federal excise tax on excess severance payments. These agreements also extend the employee group life, disability, accident and health insurance coverage for a two-year period and provide an additional two years of pension credit in determining your PPL retirement benefit.

If your employment should be terminated within one year for any reason, provided it is not for cause, we will provide you a severance payment equal to one year’s base salary. If your employment is terminated for reasons other than for cause after your first year of employment, you will receive payment equal to your salary for a period of 52 weeks or until you secure alternative employment, whichever occurs first, provided you execute a release in a form acceptable to PPL. In addition, for a period equal to the severance payment period (e.g., one year if you are terminated within one year of hire) we will continue active employee health, dental and basic life insurance benefits, provided you execute a release in a form acceptable to PPL.

You will be eligible for PPL’s other executive benefits including coverage under the Supplemental Executive Retirement Plan (SERP), the Officers Deferred Compensation Plan (ODCP) and the Premium Incentive Exchange Program (Exchange Plan). The SERP provides officers with enhanced retirement benefits upon retirement after 10 years of service. The ODCP permits deferral of compensation to allow an executive to manage current income taxes, and the Exchange Plan allows eligible officers to exchange all or a portion of their annual cash incentive for PPL restricted stock units - at a 40% premium. The Exchange Plan is designed to assist executives in accumulating PPL stock in order to comply with our Executive Equity Ownership Guideline program. In your position, you would be required to hold one-time your salary in PPL shares by the end of five years.

The PPL retirement program, comprised of our all-employee defined benefit pension plan and SERP, will provide you significant value as of retirement on or after age 60. We would like to discuss this with you when we discuss the offer.

Finally, you will, of course, also be eligible for PPL’s comprehensive package of other employee benefit plans including the tax qualified employee pension, savings/401(k) plan, health benefits, dental, life insurance, and other benefits including vacation where you will be eligible for 6 weeks of vacation, prorated for your first year of hire. Assuming employment begins early October, you will have 5 vacation days for 2006. Our health benefits for active employees currently only require employee contributions of 5% of cost on average, with a market standard option available without employee contributions. Retiree medical benefits are available for employees retiring after attaining age 55 with one year of service (this policy will be changing after 2006).

To facilitate your move to the Lehigh Valley, PPL offers generous relocation benefits, which are managed by SIRVA Relocation. Enclosed is a brief summary of relocation benefits. A relocation counselor will be assigned to you to provide support throughout the relocation process.

In order to continue the employment process, please follow these steps:

•	This offer is valid through Monday, September 11, 2006. Please sign the enclosed copy of this letter.
•
If you accept this offer, please call (800) 760-8378, National Drug Screen, Inc. Tell them you are a candidate for employment at PPL and are calling to schedule a pre-employment drug screen. They will schedule you and provide you with a location and time to go for the screening. If you experience any problems in scheduling your drug screen call the PPL Dispensary, 484-634-4928.

•	On the enclosed copy of this letter, write the date, time and name of the facility where you made arrangements for your drug screen.
•	Complete the enclosed PPL Application Form.
•	Complete the enclosed HR/Payroll Employment Information Form.
•	Complete the Relocation Agreement Forms and contact John Clipper at 610-774-4152 to begin the relocation process.

By Monday, September 11, 2006, return the signed letter, including drug screen arrangement information, completed PPL Application Form, completed HR/Payroll Form, and Relocation Agreement Forms in the enclosed self-addressed envelope.

Our offer is contingent upon your satisfactory completion of the drug screen, background reference and security check. Additionally, on your first day of employment we will need to complete the government-mandated I-9 form showing proof of employment eligibility under the Immigration Reform and Control Act of 1986. A list of suitable proofs of identity is enclosed.

Please feel free to call me at any time, at 610-774-4536 if you have any questions. We are looking forward to your joining us as a key member of the management team responsible for guiding PPL toward a successful future.

Sincerely,

Ronald Schwarz
Enclosures

Please sign below to accept this proposal:

Signed: __________________________ Date: ______________________

DATE OF DRUG SCREEN	FACILITY COMPLETING DRUG SCREEN

David G. DeCampli
Revised PPL Offer

Illustrative Compensation Term Sheet

I.		Cash Compensation:
		Annual Base Salary:			$265,000
		Annual Cash Incentive @ Target*:		40%	$106,000
		Annual Total Cash at Target:				$371,000

II.		Annual Restricted Stock @ Target*:		52.5%	$139,125
		Grant (3-year restriction) Value

III.		Annual Stock Option Value @ Target*:		52.5%	$139,125
		Total Long-term Incentive @ Target:			$278,250

		Annual Total Direct Compensation at Target:				$649,250

IV.		Special Consideration Values:
		Sign on:			$450,000
		Cash:	$225,000
		Restricted stock units:	$225,000

		2006 Annual Cash Incentive:			$106,000

		Offer Grand Total Value				$1,205,250

V.		Other:
		Executive Financial Planning
		Pension Plans - Qualified and Supplemental
		Matching (100% on 3%) Savings/401(k) Plan
		Health/Dental/Life Coverage
		Prescription Drug Coverage
		Vision Care
		Retiree Medical and Life Insurance
		Company-paid Sickness, Short-term and Long-term Disability
		Six Weeks Vacation

	*
This illustration is based on a full year of plan participation; partial year participation will be determined in accordance with the employment offer letter. Incentive awards for the 2006 performance period are made in 2007 for the 2006 performance.